Exhibit 99.4
Pope Resources Code of Ethics

In my role as ______________________ of Pope Resources and/or its subsidiaries (collectively, the “Company”), I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability with respect to my work on behalf of the Company:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide information that is accurate, complete, objective, relevant, timely and understandable to my constituents.

3.	I comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.
I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.	I proactively promote ethical behavior as a responsible partner among peers in my work environment.

8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.
I pledge to promptly disclose to an appropriate person or persons actions or issues that are in conflict with this code of ethics. Such issues will be disclosed and discussed with my direct superior or, if that is not appropriate, with the Chair of the Audit Committee.

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Signature

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Date

Code of Ethics 122105